Exhibit 10.2

April 21, 2015

Campus Crest Communities, Inc.
2100 Rexford Road
Charlotte, NC 28211 - 3484

Dear Board of Directors:

This letter confirms and sets forth the terms and conditions of the engagement between Alvarez & Marsal North America, LLC (“A&M”) and Campus Crest Communities, Inc., and its assigns and successors (the “Company”), including the scope of the services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties below and receipt of the retainer described below, this letter will constitute an agreement between the Company and A&M (the “Agreement”).

1.	Description of Services

(a)	Officers. In connection with this engagement, A&M shall make available to the Company:

(i)	David Coles to serve as the Chief Executive Officer (the “CEO”); and

(ii)	John Makuch to serve as the Chief Financial Officer (the “CFO”); and

(iii)	Upon the mutual agreement of A&M and the Company, A&M will provide additional employees of A&M and/or its affiliates and wholly-owned subsidiaries (“Additional Personnel”) as required (collectively, with the CEO and CFO, the “Engagement Personnel”), to assist the CEO and CFO in the execution of the duties set forth more fully herein.

(b)	Duties.

(i)	The CEO shall perform such duties and responsibilities as is customary of a chief executive officer of a similar size and operations, including (i) responsibility for the Company’s support and ongoing evaluation of strategic alternatives, a process underway with Moelis & Co.; (ii) leadership to the executive management team including communicating appropriate operational and financial goals, establishing an appropriate cadence of management meetings; (iii) interaction with the Company’s Board of Directors and any special committees established for specific purposes; (iv) work alongside the Company’s Chief Investment Officer in communicating with the Company’s external stakeholders, analyzing and negotiating investments including real estate properties, Joint Venture arrangements and financing relationships; (v) appropriate actions relating to filings and documents as required by applicable federal and state securities laws, and such other duties and responsibilities typically associated with the officer role of CEO;

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April 21, 2015

(ii)	The CFO shall perform such duties and responsibilities as is customary of a chief financial officer of a company of similar size and operations, including: (i) responsibility for the Company’s finance, controller, tax and treasury functions; (ii) appropriate interaction with the internal audit function; and (iii) appropriate actions relating to filings and documents as required by applicable federal and state securities laws, and such other duties and responsibilities typically associated with the officer role of CFO;

(iii)	The Engagement Personnel shall assist in the identification (and implementation) of cost reduction, system, process, procedure and operations improvement opportunities, development/maintenance of key operational and financial dashboards;

(iv)	The Engagement Personnel will assist in the Board’s negotiations and communications with the Company’s activist shareholders

(v)	The CEO and CFO shall play substantive roles in communications with the Company’s stakeholders with respect to the Company’s financial and operational matters; and

(vi)	The Engagement Personnel shall perform such other services as requested or directed by the Board of Directors of the Company (the “Board”) or other Company personnel as authorized by the Board, and agreed to by A&M that is not duplicative of work others are performing for the Company.

(vii)	The CEO, CFO and the Additional Personnel shall comply with the Company’s Code of Business Conduct and other workplace standards requirements and standards as such code of conduct and standards are supplied by the Company to the CEO, CFO and the Additional Personnel in writing.

(c)	The Engagement Personnel shall report to the Board or its designee.

(d)	The Engagement Personnel will continue to be employed by A&M and, while rendering services to the Company, will continue to work with other personnel at A&M in connection with unrelated matters that will not unduly interfere with the services rendered by the Engagement Personnel pursuant to this Agreement; provided, however, that the CEO and CFO shall be full time during the term of this Agreement (though they may attend to internal A&M and marketing matters as required). With respect to the Company, however, the Engagement Personnel shall operate under the direction of the Board (or its designee) and A&M shall have no liability to the Company for any acts or omissions of the Engagement Personnel related to the performance or non-performance of services at the direction of the Board (or such designee) and consistent with the requirements of the Engagement and this Agreement.

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(e)	The Company, the CEO, the CFO, the Additional Personnel and A&M are and shall remain independent contracting parties; the arrangements contemplated by this Agreement do not create a partnership, joint venture, employment, fiduciary or similar relationship for any purpose. Each of the Company, the CEO, the CFO, the Additional Personnel and A&M shall be solely responsible for the payment of all wages, and federal, state and local payroll, social security, unemployment, insurance and similar taxes for all of its employees. None of the CEO, the CFO, the Additional Personnel or A&M shall be entitled to receive any compensation or benefits from the Company (unless expressly provided for in this Agreement) or to participate in any Company compensation, benefits, incentive, insurance or other plan or program, other than as specifically set forth herein.

(f)	In connection with the services to be provided hereunder, from time to time A&M may utilize the services of employees of its affiliates, and subsidiaries as Engagement Personnel. Such affiliates and subsidiaries are wholly owned by A&M’s parent company and employees

2.	Information Provided by Company and Forward Looking Statements. The Company shall use all reasonable efforts to: (i) provide the Engagement Personnel with access to management and other representatives of the Company; and (ii) to furnish all data, material, and other information concerning the business, assets, liabilities, operations, cash flows, properties, financial condition and prospects of the Company that Engagement Personnel reasonably request in connection with the services to be provided to the Company. The Engagement Personnel shall rely, without further independent verification, on the accuracy and completeness of all publicly available information and information that is furnished by or on behalf of the Company and otherwise reviewed by Engagement Personnel in connection with the services performed for the Company. The Company acknowledges and agrees that the Engagement Personnel are not responsible for the accuracy or completeness of such information and shall not be responsible for any inaccuracies or omissions therein; provided, however, that if the CEO, the CFO or the Additional Personnel become aware of any material misstatements in such information, such individual shall promptly inform the Board. A&M and Engagement Personnel are under no obligation to update data submitted to them or to review any other areas unless specifically requested by the Board to do so.

You understand that the services to be rendered by the Engagement Personnel may include the preparation of projections and other forward-looking statements, and numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ from those projections. In addition, Engagement Personnel will be relying on information provided by the Company in the preparation of those projections and other forward-looking statements.

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3.	Limitation of Duties. Neither A&M, nor the Engagement Personnel make any representations or guarantees that, inter alia, (i) an appropriate restructuring proposal or strategic alternative can be formulated for the Company, (ii) any restructuring proposal or strategic alternative presented to the Company’s management or the Board will be more successful than all other possible restructuring proposals or strategic alternatives, (iii) restructuring is the best course of action for the Company, or (iv) if formulated, that any proposed restructuring plan or strategic alternative will be accepted by any of the Company’s creditors, shareholders and other constituents. Further, neither A&M, nor the Engagement Personnel, assume any responsibility for the Company’s decision to pursue, or not pursue any business strategy, or to effect, or not to effect any transaction; provided, however, that the CEO, CFO and the Additional Personnel shall advise the Board of their recommendations and professional judgments regarding such proposals as requested. The Engagement Personnel shall be responsible for implementation only of the restructuring proposal or alternative approved by the Board and only to the extent and in the manner authorized and directed by the Board.

4.	Compensation.

(a)	A&M will receive fees for the services of the Engagement Personnel based on the following hourly rates:

Managing Directors	$700-$750
Directors	$550-700
Analysts/Associates	$350-550

Such rates shall not increase during the first twelve months of this Agreement, and thereafter be subject to adjustment annually at such time as A&M adjusts its rates generally.

(b)	In addition, A&M will be reimbursed for its reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging, duplicating, messenger and telephone charges. All fees and expenses will be billed and payable on a monthly basis or, at A&M’s discretion, more frequently. The CEO, CFO and the Additional Personnel shall comply with the Company’s standard travel policies applicable to senior-level personnel as set forth in writing to A&M by the Company. The CEO, CFO and the Additional Personnel shall provide such reasonable supporting documentation with respect to the out-of-pocket expenses as requested by the Company.

(c)	Once the engagement demands are more fully understood, more predictable, and the Engagement Personnel solidify, A&M agrees to provide the Company a monthly fixed fee proposal to replace the hourly arrangement.

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(d)	The Company and A&M recognize that it is appropriate that A&M receive incentive compensation for its services hereunder, in addition to the compensation set forth above. To establish such incentive compensation, A&M and the Company will seek to reach agreement within 45 days from the date hereof on the amount of such incentive compensation and the terms on which it shall be payable. In concept, it is agreed that A&M is prepared to reduce its fixed monthly fees by up to a 15% discount in exchange for the ability to earn incentive compensation of up to twice the discount with such incentive compensation being calculated by a combination of deliverables or outcomes to be mutually agreed between the Board and A&M.

(e)	The Company shall promptly remit to A&M a retainer in the amount of $225,000 which shall be credited against any amounts due at the termination of this engagement and returned upon the satisfaction of all obligations hereunder.

5.	Termination.

(a)	This Agreement will apply from the commencement of the services referred to in Section 1 and may be terminated without cause by either the Company by giving ten days written notice to A&M, or by A&M by giving ten days written notice to the Company; provided, however, that if the Company terminates this Agreement for Cause (as defined below), or if A&M terminates this Agreement for Good Reason (as defined below), then any such termination shall be effective immediately upon receipt of a written notice to that effect given by the terminating party to the other party.

(b)	A&M normally does not withdraw from an engagement unless the Company misrepresents or fails to disclose material facts, fails to pay fees or expenses, or makes it unethical or unreasonably difficult for A&M to continue performance of the engagement, or other just cause exists.

(c)	On termination of the Agreement, any fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but are invoiced subsequent to such termination).

(d)	If the Company terminates this Agreement without “Cause” more than 30 days after the date hereof or if A&M terminates this Agreement for “Good Reason”, A&M shall also be entitled to receive the Incentive Fee upon the occurrence of the event specified in Section 4(d) if such event occurs within 6 months of the termination. “Cause” shall mean (i) gross negligence, willful default or fraud by A&M, (ii) if either the CEO or CFO is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony, or (iii) either the CEO or CFO willfully disobeys a lawful direction of the Board; “Good Reason” shall mean the Company’s misrepresentation of or failure to disclose material facts, failure to pay fees or expenses when due (in either case that is not cured within 10 days of A&M having given written notice of such), or circumstances such that it is unethical or illegal for A&M to continue performance of the engagement.

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(e)	The provisions of this Agreement that give the parties rights or obligations beyond its termination shall survive and continue to bind the parties.

6.	No Audit. Company acknowledges and agrees that A&M and Engagement Personnel are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body.

7.	No Third Party Beneficiary. The Company acknowledges that all advice (written or oral) provided by A&M and the Engagement Personnel to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its Board and management) in considering the matters to which this engagement relates. .

8.	Conflicts. A&M is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware. Because A&M and its affiliates and subsidiaries comprise a consulting firm (the “Firm”) that serves clients on an international basis in numerous cases, both in and out of court, it is possible that the Firm may have rendered or will render services to, or have business associations with, other entities or people which had or have or may have relationships with the Company, including creditors of the Company. The Firm will not be prevented or restricted by virtue of providing the services under this Agreement from providing services to other entities or individuals, including entities or individuals whose interests may be in competition or conflict with the Company’s, provided the Firm makes appropriate arrangements to ensure that the confidentiality of information is maintained; provided, however, during the term of this engagement A&M shall not represent the interests of any bidder or actual or prospective investor or lender in connection with a sale of the Company or a restructuring/refinancing of its debt facilities. Notwithstanding the above, should during the term of this Agreement any A&M relationship come to the attention of the Engagement Personnel that reasonably causes or reasonably should cause the Engagement Personnel to believe an interest adverse to the Company on the part of A&M exists or could exist, A&M shall immediately notify the Board.

9.	Confidentiality/Non-Solicitation.

A&M and Engagement Personnel shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except: (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings; provided, however, that if such non-public information is disclosed, A&M shall give the Company at least five business days’ notice prior to such disclosure; or (iii) as reasonably required in the performance of this engagement. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is, or becomes, public other than as a result of a breach of this provision. A&M acknowledges and represents to the Company that it recognizes its obligations under applicable state and federal securities laws, including its obligation not to disclose material, nonpublic information to any person or other party not subject to a written confidentiality agreement with the Company. The Company, on behalf of itself and its subsidiaries and affiliates and any person which may acquire all or substantially all of its assets agrees that, until two (2) years subsequent to the termination of this engagement, it will not solicit, recruit, hire or otherwise engage any employee of A&M or any of its affiliates who worked on this engagement while employed by A&M or its affiliates (“Solicited Person”). Should the Company or any of its subsidiaries or affiliates or any person who acquires all or substantially all of its assets extend an offer of employment to or otherwise engage any Solicited Person and should such offer be accepted, A&M shall be entitled to a fee from the party extending such offer equal to the Solicited Person’s hourly client billing rate at the time of the offer multiplied by 4,000 hours for a Managing Director, 3,000 hours for a Senior Director and 2,000 hours for any other A&M employee. The Company acknowledges and agrees that this fee fairly represents the loss that A&M will suffer if the Company breaches this provision. The fee shall be payable at the time of the Solicited Person’s acceptance of employment or engagement.

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10.	Indemnification/Limitations on Liability. The Company shall indemnify the Engagement Personnel acting as officers (the “Indemnified Professionals”) to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company’s bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the Indemnified Professionals. The Indemnified Professionals shall be covered as officers under the Company’s existing director and officer liability insurance policy. As a condition of A&M accepting this engagement, a Certificate of Insurance evidencing such coverage shall be furnished to A&M prior to the effective date of this Agreement. The Company shall give thirty (30) days’ prior written notice to A&M of cancellation, non-renewal, or material change in coverage, scope, or amount of such director and officer liability policy. The Company shall also maintain such insurance coverage for the Indemnified Professionals for a period of not less than six years following the date of the termination of the Indemnified Professionals’ services hereunder. The provisions of this section are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect the Indemnified Professionals’ rights hereunder; provided, however, that nothing in this paragraph shall require the Company to take any action that is contrary to applicable law. The attached indemnity and limitation on liability provisions are incorporated herein and the termination of this agreement or the engagement shall not affect those provisions, which shall remain in full force and effect.

11.	Miscellaneous. This Agreement (together with the attached indemnity provisions), including, without limitation, the construction and interpretation of thereof and all claims, controversies and disputes arising under or relating thereto, shall be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflict of law that would defer to the laws of another jurisdiction. The Company and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the engagement or the performance or non-performance of A&M hereunder. The Company and A&M agree, to the extent permitted by applicable law, that any Federal Court sitting within the Southern District of New York shall have exclusive jurisdiction over any litigation arising out of this Agreement; to submit to the personal jurisdiction of the Courts of the United States District Court for the Southern District of New York; and to waive any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of New York for any litigation arising in connection with this Agreement.

This Agreement shall be binding upon A&M and the Company, their respective heirs, successors, and assignees, and any heir, successor, or assignee of a substantial portion of A&M’s or the Company’s respective businesses and/or assets, including any Chapter 11 Trustee. This Agreement incorporates the entire understanding of the parties with respect to the subject matter hereof and may not be amended or modified except in writing executed by the Company and A&M. Neither A&M nor the Company shall use the other’s trademarks or logos nor shall A&M identify the Company as a customer in, any marketing, promotional, advertising or investment material or websites, without first obtaining the Company’s prior written consent unless and until (and only to the extent) disclosed by the Company in any press release or SEC filings (or otherwise publically known). A&M and the Company shall cooperate in an initial preparation of a press release relating to their entry into this Agreement. The Company shall not use A&M’s name in any public statement regarding the services without A&M’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed and which, for the avoidance of doubt, may be provided by Mr. Coles with respect to A&M and the other Engagement Personnel with respect to statements attributed to such person).

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If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours,

Alvarez & Marsal North America, LLC

By: /s/ David Coles
        David Coles

         Managing Director

Accepted and agreed:

Campus Crest Communities, Inc.

By: /s/ Lauro Gonzalez-Moreno
        Lauro Gonzalez-Moreno

        Board Member

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INDEMNIFICATION AND LIMITATION ON LIABILITY AGREEMENT

This indemnification and limitation on liability agreement is made part of an agreement, dated April 17, 2015 (which together with any renewals, modifications or extensions thereof, is herein referred to as the "Agreement") by and between Alvarez & Marsal North America, LLC ("A&M”) and Campus Crest Communities, Inc. (the “Company”), for services to be rendered to the Company by A&M.

A. The Company agrees to indemnify and hold harmless each of A&M, its affiliates and their respective shareholders, members, managers, employees, agents, representatives and subcontractors (each, an "Indemnified Party" and collectively, the "Indemnified Parties") against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the costs for counsel or others (including employees of A&M, based on their then current hourly billing rates) in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing the Agreement (including these indemnity provisions), as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties' acceptance of or the performance or nonperformance of their obligations under the Agreement; provided, however, such indemnity shall not apply to any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's gross negligence or willful misconduct. The Company also agrees that (a) no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of A&M, except to the extent that any such liability for losses, claims, damages, liabilities or expenses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's gross negligence or willful misconduct and(b) in no event will any Indemnified Party have any liability to the Company for special, consequential, incidental or exemplary damages or loss (nor any lost profits, savings or business opportunity) .. The Company further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding; provided, however, that the Company may settle, compromise or consent to the entry of a judgment in any pending or threatened claim, action proceeding or investigation, without A&M’s consent, if such settlement, compromise or consent does not include any payment by A&M or any admission or statement regarding A&M’s culpability or fault.

B. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to the Indemnified Parties. In the event that, at any time whether before or after termination of the engagement or the Agreement, as a result of or in connection with the Agreement or A&M’s and its personnel’s role under the Agreement, A&M or any Indemnified Party is required to produce any of its personnel (including former employees) for examination, deposition or other written, recorded or oral presentation, or A&M or any of its personnel (including former employees) or any other Indemnified Party is required to produce or otherwise review, compile, submit, duplicate, search for, organize or report on any material within such Indemnified Party’s possession or control pursuant to a subpoena or other legal (including administrative) process, the Company will reimburse the Indemnified Party for its out of pocket expenses, including the reasonable fees and expenses of its counsel, and will compensate the Indemnified Party for the time expended by its personnel based on such personnel’s then current hourly rate.

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C. If any action, proceeding or investigation is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action. The Company shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. Each Indemnified Party hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding or investigation in which an Indemnified Party is a party is also against the Company, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Company, provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to the Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and the Company such counsel is unable to represent both the Indemnified Party and the Company, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and the Company shall promptly advance its reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense. The Company will be liable for any settlement of any claim against an Indemnified Party made with the Company's written consent, which consent shall not be unreasonably withheld.

D.                In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered; and further provided that in no event will the Indemnified Parties' aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation.

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E. In the event the Company and A&M seek judicial approval for the assumption of the Agreement or authorization to enter into a new engagement agreement pursuant to either of which A&M would continue to be engaged by the Company, the Company shall promptly pay expenses reasonably incurred by the Indemnified Parties, including attorneys' fees and expenses, in connection with any motion, action or claim made either in support of or in opposition to any such retention or authorization, whether in advance of or following any judicial disposition of such motion, action or claim, promptly upon submission of invoices therefor and regardless of whether such retention or authorization is approved by any court. The Company will also promptly pay the Indemnified Parties for any expenses reasonably incurred by them, including attorneys' fees and expenses, in seeking payment of all amounts owed it under the Agreement (or any new engagement agreement) whether through submission of a fee application or in any other manner, without offset, recoupment or counterclaim, whether as a secured claim, an administrative expense claim, an unsecured claim, a prepetition claim or a postpetition claim.

F. Neither termination of the Agreement nor termination of A&M's engagement nor the filing of a petition under Chapter 7 or 11 of the United States Bankruptcy Code (nor the conversion of an existing case to one under a different chapter) shall affect these indemnification provisions, which shall hereafter remain operative and in full force and effect.

G. The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under the certificate of incorporation or bylaws of the Company, any other agreements, any vote of stockholders or disinterested directors of the Company, any applicable law or otherwise.

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CAMPUS CREST COMMUNITIES, INC. By: /s/ Lauro Gonzalez-Moreno Board Member	ALVAREZ & MARSAL NORTH AMERICA, LLC By: /s/ David Coles David Coles Managing Director

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